Exhibit 3.1

SECOND
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AKERNA CORP.

Akerna Corp. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation (the “Board”) resolutions were duly adopted authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment (the “Amendment”) to the Corporation’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) to add a paragraph to the Fourth Article of the Corporation’s Certificate of Incorporation as set forth below.

SECOND: The FOURTH Article of the Corporation’s Certificate of Incorporation is hereby amended to add the following paragraph following all current paragraphs:

“Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, every twenty shares of the Corporation’s issued and outstanding Common Stock, par value $0.0001 per share, that are issued and outstanding immediately prior to November 8, 2022 shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, par value $0.0001 per share, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above.”

THIRD: That pursuant to a resolution of the Board, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

FOURTH: That the aforesaid Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FIFTH: The foregoing amendment shall be effective on November 8, 2022 at 12:01 am EST.

SIXTH: Except as herein amended, the Corporation’s Certificate of Incorporation shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 7th day of November, 2022.

AKERNA CORP.

By:	/s/ Jessica Billingley
Name: Jessica Billingsley
Title: Chief Executive Officer

Second Certificate of Amendment to
Amended and Restated Certificate of Incorporation